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Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-32307) of The Penn Traffic Company of our report dated March 20, 1998 relating to the consolidated financial statements of The Penn Traffic Company which appears on page 26 of the Annual Report on Form 10-K.

Price Waterhouse LLP
Syracuse, NY
April 29, 1998